FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. AWARDED MULTI YEAR CONTRACTS

FOR SKIN KITTING PROGRAM FOR GULFSTREAM AEROSPACE

Over 600 components to be kitted and delivered to point of use

        ST.  LOUIS, September 8, 2003 – LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and semiconductor industries, announced today it has been selected by Gulfstream Aerospace, a wholly owned subsidiary of General Dynamics (NYSE:GD), to provide kitted skins including bonded leading edges, for a five-year project. The estimated annual value of these contracts based on current production rates for the large-cabin, ultra-range G500 and the large-cabin, ultra-long-range G550 is $7 million dollars, approximately $3.5 million of which is from existing contracts.

        LMI has agreed to begin warehousing and preparing kitted product for delivery this month from a newly opened facility near Gulfstream’s Savannah, Georgia, facility. In November, the Company plans to make deliveries to Gulfstream’s production floor on a just in time basis.

        “We are very pleased to have this opportunity to expand our business relationship with Gulfstream, which is one of our largest customers,” said Ronald S. Saks, CEO of LMI. “We believe this project will serve as a model for improving the assembly process at Gulfstream, and significantly lower Gulfstream’s total product cost. It is also a strategic milestone for LMI as we integrate components currently produced by several LMI and outside suppliers in order to provide a more comprehensive acquisition solution for our customers.”

        LMI’s Savannah distribution center will use a combination of two card pull, Kanban and min/max consumption based orders to simplify scheduling. “We believe this business model, together with aligning some of our plants into customer dedicated work centers, will enable us to add considerable value to our customers. From our Tulsa, Savannah and future distribution centers, we plan to manage both domestic and foreign suppliers and coordinate product deliveries by LMI owned plants, allowing us to deliver higher level product directly to the user. Over time, we believe this model will be used extensively by our customer base, thereby fueling LMI’s growth, despite the current market challenges facing the industries we serve,” said Saks.

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates twelve manufacturing facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser, equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2003, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission, including those factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

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